Exhibit 99.1

Allegheny Technologies CFO Rich Harshman to Speak at Goldman Sachs Basic Materials Conference

PITTSBURGH--(BUSINESS WIRE)--June 2, 2009--Allegheny Technologies Incorporated (NYSE: ATI) announced that Richard J. Harshman, Executive Vice President, Finance and Chief Financial Officer, will speak at the Goldman Sachs Basic Materials Conference in New York, NY on June 4, 2009. Mr. Harshman’s remarks and presentation slides will be available live at 11:45 a.m. (ET) on Thursday, June 4, 2009, on ATI’s website www.alleghenytechnologies.com under the “Investors” tab.

This presentation may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements may relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, medical and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004